                                    ORIGINAL
                                    --------


June 30, 1997

VIA FACSIMILE
-------------


Mr. William A. Klein
Chairman of the Board
The Cerplex Group, Inc.
1382 Bell Avenue
Tustin, CA 92680

Dear Mr. Klein:

                  This Engagement Letter summarizes the proposed terms and conditions for engagement Nightingale & Associates, LLC ("N&A") by The Cerplex Group, Inc.("Cerplex" or the "Company"), a publicly held corporation headquartered in Tustin, California.


I.       DISCUSSION
         ----------

         Cerplex has reported significant operating losses for its U.S. operations in recent quarters and is in default on its bank covenants. The Company has sold assets to raise cash for working capital and to reduce bank debts and is in the process of negotiating additional such sales.

         To provide a basis for improving U.S. operating profits, the turnaround firm of Hammer Associates was retained. Hammer has developed a turnaround plan which includes major consolidations of the Company's repair sites and significant reductions in corporate overhead expenses. Implementation of the plan has been started by announcing certain of the site consolidations and recently reducing the Company's workforce by approximately 150 employees.


II.      OBJECTIVES OF THE WORK ASSIGNMENT
         ---------------------------------

         Based on our discussions with Cerplex Group management on June 26th at the Company's headquarters, we perceive the key objectives of this project for Cerplex to be as follows:

         A. Immediately Assume Interim Management Of Cerplex For Purposes Of Implementing the Turnaround Plan Developed by Management and Hammer Associates.

         B. Assist With Negotiation Of Necessary And Appropriate Waivers And Standstill Agreements With Secured Creditors.

         C. Begin Implementation of the "Hammer Plan" In Either Its Present Form, Or As Modified After Detailed Implementation Actions Are Developed With Management Charged With Taking Required Actions.

         D. Manage The Process Of Notifying Employees, Vendors And Other Interested Parties Of The Company's Plans Relating To Turnaround Of The Business.

         E. After Implementing The Turnaround Actions Required To Achieve Profitability, Restructure The Company's Financing In Order To Pay Off The Current Bank Group.

         F. Take Other Actions Appropriate For The Chief Executive Officer Of The Company.

         G. Provide Such Other Counsel, Assistance And Services As The Board Of Directors Of Cerplex May From Time To Time Require.


III.     REPORTING
         ---------

         N&A will report to the Board of Directors of Cerplex. A reporting program summarizing key problems, projects, priorities, timetables and progress will be established in connection with implementation of the Hammer Plan. Status report meetings will be held regularly by telephone or in person, as appropriate. N&A agrees that it will not make any fundamental decisions relating to or affecting Cerplex out of the ordinary course of business, without first obtaining the prior consent of the Board of Directors of Cerplex.


IV.      RESPONSIBILITY AND STAFFING FOR THE WORK
         ----------------------------------------

         Stephen J. Hopkins will be the Officer-in-Charge of the Cerplex assignment with overall responsibility for the N&A work on the engagement and will be named Chief Executive Officer of Cerplex. Mr. Hopkins will be assisted by Mr. Michael R. D'Appolonia for certain special projects as may be required and appropriate.

V.       ESTIMATE OF TIME AND COST
         -------------------------
         In a situation such as the Cerplex assignment, it is impossible to provide a definitive estimate of future professional time and costs to complete the project. However, assuming that N&A staff members devote the time ranges shown below, we estimate that N&A Professional Time Fees will result in normal charges approximately as shown below.
Expenses would typically add 15% to 20% to this cost.



               "Guesstimated" Monthly Professional Time Fee Costs

                                                                                                Expected Monthly
                                                            Monthly Time                           Cost Range
------------------------------ ----------------  -----------------------------------  ------------------------------------
                               Hourly Rate                %               Days               Low               High
------------------------------ ----------------  ------------------ ----------------  ----------------  ------------------
S.J. Hopkins                           $350           80 - 100%           16-18                $56,000             $63,000
M.R. D'Appolonia                        300          10 -   20%            2-4                   6,000              12,000
                                                                                                ------              ------
                                                                                                62,000              75,000
                                                                                                ------              ------
Senior Associate                        225          60 -   80%           12-16                 27,000              36,000
                                                                                                ------              ------


         Exhibit I, attached, provides a summary of N&A Professional Time billing rates, the basis for charging expenses, and terms and conditions for engagement of our firm and is an integral part of this Engagement Letter.

         N&A fully understands that Cerplex desires to keep costs to a minimum, commensurate with achieving the objectives of the assignment and given a reasonable degree of comfort relative to the judgments, conclusions, and actions involved. In recognition of (1) a need to restrict initial cash costs of the project and (2) expectation of future payment of performance fees as outlined below, N&A has agreed to a $300 per hour billing rate for Mr. Hopkins and maximum cap of $50,000 per month for Professional Time Fees of Mr. Hopkins and Mr. D'Appolonia. In addition, it has been agreed that Professional Time Fees of a Senior Associate expected to be used is Month One of the project will be capped at $25,000. If circumstances dictate that additional N&A staff is required, or that more time than estimated above is required, we will advise you as far in advance as possible in order to reach joint agreement on any additional staffing requirements.


VI.      PERFORMANCE FEE
         ---------------

         N&A charges a Performance Fee, in addition to Professional Time Fees and expenses, for certain types of assignments, including interim management projects. Based on past practices and policies of our firm, N&A proposes a Performance Fee equal to:

         A. $150,000 cash payment when implementation of the Hammer operating plan, or agreed upon equivalent, is completed.

         B. Options to purchase at least 1% of the common stock of Cerplex, at current market values, when bank debt is refinanced and permanent management is in place.


VII.     ADVANCE PAYMENT RETAINER
         ------------------------

         N&A requires an Advance Payment Retainer for all assignments of the type described herein. Related to this project, N&A will require an Advance Payment Retainer of $75,000.


VIII.    CONFIDENTIALITY OF CLIENT INFORMATION
         -------------------------------------

         N&A recognizes and acknowledges that the firm and its Principals and staff have access to proprietary and confidential information in all client assignments.

         N&A assures Cerplex management that all such non-public information received by the firm, its Principals and staff from Cerplex or its other professionals, will be held and treated in strict confidence, and will not knowingly be disclosed by N&A, its Principals, or staff to third parties, except
(1) in connection with data provided to Lenders under confidentiality agreements or (2) as might be required in the event of future court proceedings.


IX.      RELEASE AND INDEMNIFICATION
         ---------------------------

         Given the nature of this assignment, in addition to coverage for Mr. Hopkins under the Company's directors and officers policy, N&A will require a release in the form of a "Release and Indemnification" agreement from Cerplex prior to undertaking the project. A copy of the "Release and Indemnification" agreement required is attached as Exhibit II.

         The rationale for this requirement is that to the extent that any adversarial issues or proceedings occur between the parties at interest in the situation, N&A, by its very presence, could be caught in the "cross fire."

         For information, N&A requires and has received release and indemnification agreements from a variety of parties when undertaking troubled company turnaround assignments.

X.       CAVEAT
         ------

         Given the nature of assignments such as that contemplated for Cerplex where (1) there is potential for loss of major customers due to the Company's financial situation, (2) results are based on implementation of a turnaround plan developed by a third party, and (3) efforts and actions of current Company employees and management are a key to success, there can be no assurance that unforeseen problems may not be encountered. In addition, it is likely that difficult and complex judgments and conclusions will have to be made on a rapid basis without full and complete information and analysis readily available. Accordingly, N&A undertakes assignments such as this on a "Best Efforts" basis only, and makes no representations, warranties or guarantees relative to outcome, performance or results.

         Our firm will be working on other client assignments during the period we will be working for Cerplex. However, we fully understand the urgency and importance of the Cerplex situation and will arrange schedules so that work on the assignment will proceed at a mutually satisfactory pace.

         As agreed, we plan to commence work tomorrow, Tuesday, July 1st on this project and will continue on the engagement subject to promptly receiving a signed copy of this Engagement Letter and Indemnity and the required Advance Retainer.

         If this Engagement Letter conforms with your understanding of the terms and conditions of our retention, will you please signify your agreement to same by signing and returning the executed copy enclosed with this letter.

         We look forward to working with you and your colleagues at Cerplex on this challenging project.

                                            Sincerely.

                                            /s/ Stephen J. Hopkins

                                            Stephen J. Hopkins
                                            President

SJH/crc
Enclosure
cc:      M.R. D'Appolonia

READ UNDERSTOOD AND AGREED TO BY:

The Cerplex Group, Inc.

By:      /s/ William A. Klein
         -----------------------------------
         Name

         William A. Klein
         -----------------------------------
         Title  Chairman of Board

         -----------------------------------
         Date  June 30, 1997

                                    EXHIBIT I

                          NIGHTINGALE & ASSOCIATES, LLC

                        COMPENSATION AND FEE ARRANGEMENTS

                               INTERIM MANAGEMENT



I.       PROFESSIONAL TIME FEES AND EXPENSES
         -----------------------------------

         Nightingale & Associates, LLC ("N&A") charges professional time fees on an hourly basis for all assignments. Professional time fees on an hourly basis for Principals and the firm's Senior Advisors are as shown below:


Mr. Stephen J. Hopkins                          $350     Mr. William J. Nightingale                             $350
Mr. Kevin I. Dowd                               $300     Mr. Michael R. D'Appolonia                             $300
Mr. Pierre Benoit                               $300     Mr. Tor B. Arneberg                                    $300
Mr. S. Douglas Hopkins                          $275     Mr. Howard S. Hoffmann                                 $275

         Hourly time fees for Associates range from $150 to $300 per hour.

         Hours are capped at a maximum of ten hours per day regardless of the number of hours worked over that amount. This is generally to the client's advantage because both Principals and Associates tend to work well over ten hours per day on most assignments. Out-of-pocket expenses are billed at cost, and generally range from 10% to 20% of professional time fees, depending on the amount of travel involved. Out-of-pocket expenses consist primarily of transportation costs, meals, lodging, telephone, specifically assignable office assistance and report production and, in the case of divestiture related assignments, advertising and mailing costs. Out-of-pocket expenses also apply to N&A staff members who reside out of the area when working out of N&A's office in Stamford on a client project. For assignments undertaken for clients domiciled in the State of Connecticut, an 8% professional services tax on professional time fees and Performance Fees also applies.

         Invoices are submitted weekly or biweekly and are due and payable upon presentation. Prompt payment of invoices is a prerequisite for N&A's continued work on an assignment.

II.      PERFORMANCE FEE
         ---------------

         For certain types of assignments, including Interim Management, N&A charges a Performance Fee in addition to professional time fees. For information, Performance Fees are also applicable to acquisition, divestiture, joint venture/licensing, refinancing, and asset recovery management assignments.

         The rationale for the Performance Fee is that given the firm's unique Interim Management capabilities and experience, N&A can usually materially improve the potential and performance of client operations, and/or achieve other challenging objectives that might apply. In addition, Interim Management engagements usually involve time and staffing commitments which typically preclude one or more of the firm's principals from managing assignments with other clients for an extended period of time.

         The Interim Management Performance Fee is based upon the circumstances, complexity, and size of the particular situation, and is established and agreed to by mutual consent between the client and N&A prior to formal engagement.

         Interim Management Performance Fees are due and payable in installments as the assignment progresses, on a basis to be mutually agreed to by the client and N&A. In any case, the final installment is due no more than thirty days after completion of the assignment.

         The term of an Interim Management engagement varies depending on circumstances and client needs.


III.     TERMINATION ARRANGEMENTS
         ------------------------

         The services of N&A can be terminated by the client at any time during the course of an engagement by verbal notice, followed by written confirmation but, regardless of the timing and circumstances of any such termination, N&A will be entitled to:

         A. All Professional Time Fees and out-of-pocket expenses incurred and due up until the day after notice of termination has become effective, payable within ten days of termination.

         B. Any applicable Interim Management Performance Fees earned and due during the term of active N&A involvement.

         C. A minimum Interim Management Performance Fee or a Termination Fee in lieu thereof; payable within ten days of termination, the amount to be established when the assignment commences, and which varies depending upon the size and circumstances of the assignment.

For information, no client has ever terminated the services of N&A during the course off Performance Fee engagement.

IV.      CAVEAT
         ------

         Given the nature of Interim Management assignments, there can be no guarantee that N&A will achieve results that meet either N&A or client standards and objectives. Accordingly, N&A undertakes such assignments only on a "Best Efforts" basis, and makes no representations, warranties, or guarantees that satisfactory results will be achieved.

         It is also understood and agreed that, to the extent an Interim Management assignment also involves sale of a business or business assets, N&A is not expected to engage in any activities which would require the firm to be licensed as a broker/dealer under applicable state and federal laws.

                                   EXHIBIT II
                                   ----------

                           RELEASE AND INDEMNIFICATION
                           ---------------------------



         The undersigned ("Cerplex" or the "Company"), acknowledging that Nightingale & Associates LLC ("N&A") has been engaged to render services to Cerplex relating to the Company, for and on behalf of its subsidiaries, and the successors and assigns of the Company and its subsidiaries, hereby waives and releases any and all claims or causes of action that it may now have or which may arise in the future against any "Consultant Party" (which shall consist of, collectively, N&A and each of its contractors and subcontractors, and all of the employees, officers, directors, shareholders and principals of N&A and all its contractors and subcontractors), arising out of or relating in any way to "Covered Services" (which shall consist of services rendered by any Consultant Party pursuant to the attached agreement relating to the Company or any aspect of its business or assets (whether such services consist of consulting services, management services, or any other type of services), including, without limitation, any loss or claim thereof arising or allegedly incurred as a result of actions taken or omitted to be taken by the Company, its shareholders, or any other party, based in any way upon any recommendations or suggestions by any Consultant Party relating to the Company or any aspect of its business or assets); but excluding from the foregoing waiver and release any claim or cause of action arising out of any act of gross negligence, willful misconduct, breach of the attached agreement or fraud of any Consultant Party. The Company further hereby agrees to indemnify and hold harmless each of the Consultant Parties from and against any liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed upon, incurred by or asserted against any of the Consultant Parties arising out of or relating in any way to Covered Services pursuant to the attached agreement including, (without limitation, any loss or claim thereof arising or allegedly incurred as a result of actions taken or omitted to be taken by the Company, its shareholders, or any other party, based in any way upon any recommendations or suggestions by any Consultant Party relating to the Company or any aspect of its business or assets); but excluding from the foregoing indemnification obligation any matter arising out of any act of gross negligence, willful misconduct, breach of the attached agreement or fraud of any Consultant Party.

Dated: June 30, 1997       The Cerplex Group, Inc.


                           /s/ William A. Klein
                           ------------------------------
                           By

                           William A. Klein
                           ------------------------------
                           Name
                           ------------------------------
                           Chairman of the Board
                           Title

Mr. William A. Klein
Chairman of the Board
The Cerplex Group, Inc.
August 18, 1997
Page 1



                                 August 18, 1997



Via Facsimile
-------------

Mr. William A. Klein
Chairman of the Board
The Cerplex Group, Inc.
1382 Bell Avenue
Tustin, CA  92680

Dear Bill:

         An Engagement Letter dated June 30, 1997 summarized terms and conditions for engagement of Nightingale & Associates, LLC ("N&A") by The Cerplex Group, Inc. ("Cerplex" or the "Company") to provide management director of Cerplex's financial and operational restructuring.

         This letter supplements the Engagement Letter of June 30th relating to billing for use of additional N&A resources on the Cerplex project. That letter established a billing cap of $50,000 per month for my Professional Time services and, to the extent utilized, those of Michael R. D'Appolonia. In addition, it was agreed that charges of up to $25,000 for Professional Time could be billed in the first month of the project for a Senior Associate who I anticipated would be required. Additional future work of N&A Associates required specific future agreement.

         Ms. Cathryn Low was assigned to the project effective July 10th and Cerplex was billed $25,000 for the four week period ended August 2nd.

         As we have discussed, in connection with a re-organization of the finance function, my plan is to name Cathryn as Interim Controller - North American Operations. I anticipate this will be a 60 to 90 day project while a search is conducted for a permanent Controller.

         Although Cathryn's per diem billing rate (10 hour basis) is $2,000, and I anticipate that she will be involved in the project on an essentially full-time basis, I have agreed to a total Professional time billing cap for services of Cathryn and myself on the project of $70,000 per month through the end of October. Even if a full-time North American Controller is not yet in place, I commit to a reduction of the monthly Professional Time billing cap for work for a combination of Cathryn Low and myself to $60,000 at that time.

         All other terms and conditions of the June 30th Engagement Letter continue in effect.

Mr. William A. Klein
Chairman of the Board
The Cerplex Group, Inc.
August 18, 1997
Page 2


         If this amendment to the June 30th Engagement Letter conforms with our understanding, please signify your agreement in the space provided below.

                                                Sincerely,


                                                /s/ STEPHEN J. HOPKINS
                                                -----------------------------
                                                    Stephen J. Hopkins

SJH/crc

cc:      M.R. D'Appolonia


         READ, UNDERSTOOD AND AGREED TO BY:

         The Cerplex Group, Inc.

         By: /s/ WILLIAM A. KLEIN
             -------------------------------
                 William A. Klein
                 Chairman of the Board
                 August 27, 1997